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Exhibit 4.3.2

AMENDMENT NO. 3
TO
INVESTOR EQUITYHOLDERS AGREEMENT

        AMENDMENT (this "Amendment"), dated as of February 17, 2010, to the INVESTOR EQUITYHOLDERS AGREEMENT (the "Agreement"), dated as of February 10, 2005, among Emergency Medical Services Corporation, a Delaware corporation (the "Company"), Emergency Medical Services L.P., a Delaware limited partnership, Onex Partners LP, a Delaware limited partnership ("Onex Partners") and the equityholders signatory thereto. Any capitalized term used herein and not defined shall have the meaning given to such term in the Agreement.

        The Company, the Majority Onex Investors and the Other Investors desire to amend the Agreement pursuant to Section 8.11 of the Agreement as follows:

        1.    Amendment.    Section 4.3(b) of the Agreement is hereby amended to read in its entirety as follows:

          "(b) Notwithstanding the provisions of Section 4.2, from the date the Company completes a Qualified Public Offering, an Other Investor may sell (i) Pre-QPO Units only pursuant to Public Sale, and limited to a number of the Other Investor's Pre-QPO Units such that, at the date of any Public Sale and after giving effect thereto, the percentage of the Other Investor's Pre-QPO Units continuing to be held by him or her is not less than the percentage of the Onex Investors' aggregate ownership interest in the Company at the date of such Public Sale, plus (ii) for the Other Investors other than all Management Investors excepting Don S. Harvey, upon the exercise of an option granted pursuant to a Company plan for employees, a number of Pre-QPO Units having an aggregate sale price equal to the income taxes payable by the Other Investor as a result of such exercise, provided, in such case, that the Public Sale occurs within five Business Days of the exercise.

          Any sale pursuant to this Section 4.3(b) shall be subject to the provisions of Section 3 of the Registration Agreement.

          As used herein, the term "Pre-QPO Units", as to any Person, means the Units held by that Person immediately prior to the consummation of a Qualified Public Offering, and including any Units issued or issuable upon the exercise of any option held by that Person immediately prior to the consummation of a Qualified Public Offering."

        2.    Governing Law.    This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

        3.    Counterparts.    This Amendment may be executed in any number of counterparts which together shall constitute one and the same instrument.

        4.    No Further Amendment.    Except as expressly amended in paragraph 1 of this Amendment, the terms and conditions of the Agreement shall remain in full force and effect, and are hereby ratified and confirmed in all respects.

* * *

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EMERGENCY MEDICAL SERVICES CORPORATION			ONEX PARTNERS LP
			By:	Onex Partners GP LP, its General Partner
			By:	Onex Partners Manager LP, its Agent
			By:	Onex Partners Manager GP ULC, its
By:	/s/ TODD G. ZIMMERMAN			General Partner
	Name:	Todd G. Zimmerman
	Title:	Executive Vice President
			By:	/s/ ROBERT M. LE BLANC
				Name:	Robert M. Le Blanc
				Title:	Managing Director
			By:	/s/ DONALD F. WEST
				Name:	Donald F. West
				Title:	Vice President

OTHER INVESTORS
/s/ WILLIAM A. SANGER William A. Sanger

[Signature Page to Amendment No. 3 to Investor Equityholders Agreement]

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  Exhibit 4.3.2